                                [GRAPHIC OMITTED]






                        GREATER ATLANTIC FINANCIAL CORP.

         10700 Parkridge Boulevard - Suite P50 - Reston, Virginia 20191
                     - (703) 391-1300 - Fax: (703) 391-1506


NEWS RELEASE

DATE:      APRIL 30, 2003

CONTACT:   DAVID E. RITTER
           (703) 390-0344

                       GREATER ATLANTIC FINANCIAL RELEASES
                             SECOND QUARTER RESULTS

Reston, Virginia - April 30, 2003 - Charles W. Calomiris, Chairman of the Board of Greater Atlantic Financial Corp. (NASDAQ: GAFC), the holding company for Greater Atlantic Bank, announced today that the Company had net earnings for the three months ended March 31, 2003, of $212,000 or $.07 per diluted share compared to net earnings of $56,000 or $.02 per diluted share earned for the three months ended March 31, 2002. For the six months ended March 31, 2003, the Company had net earnings of $916,000 or $.25 per diluted share, compared to net earnings of $327,000 or $.11 per share for the comparable period one year ago.

In commenting on the results, Carroll E. Amos, President and Chief Executive Officer, said, "aided by an increase in net interest income and a substantial increase in loan origination and sales volumes at the Bank's mortgage banking subsidiary, our earnings tripled from those achieved for the comparable three-and six month- periods one year ago. While we had anticipated that our refinancing activities would slow during the quarter ended March 31, 2003, the slowdown was greater than anticipated and we were therefore unable to produce the results in the March quarter that we had achieved in the quarter ended December 31, 2002." In commenting further, Mr. Amos stated that, "we were able to get a good start with loan originations in excess of $70.0 million for the month of March and, with the current outlook for interest rates, we expect our loan origination and sales to increase during the June 2003 quarter."

Mr. Amos noted that earnings were also negatively impacted during the quarter as loans receivable, net, decreased by $5.6 million from the quarter ended December 31, 2002 due to repayments and prepayments of $1.9 million in the commercial lending portfolio and by $4.5 million in the bank's single-family loan portfolio. Mr. Amos stated that, "this should be a short term decrease as the Bank closed on approximately $8.5 million of commercial real estate loans in the first week of April which should help reverse the run-off that occurred in March."

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Net interest  income during the quarter  ended March 31, 2003,  amounted to $2.0 million, unchanged from the comparable period one year ago, as the $86.9 million increase in the Bank's average interest earning assets was offset by a 41 basis point decrease in net interest margin from 2.05% for the three months ended March 31, 2002, to 1.64% for the current quarter. Contributing to the decline in the net interest margin was a $455,000 charge resulting from payments made on certain interest rate swap and cap agreements compared to a $13,000 charge in the comparable period one-year ago. Also contributing to the decline was the prepayment of higher yielding interest earning assets that occurred during the quarter.

For the six months ended March 31, 2003, net interest income amounted to $4.2 million, an increase of $297,000 or 8 percent over the comparable 2002 period. The increase during the six months ended March 31, 2003 resulted primarily from a $107.0 million increase in the Bank's average interest earning assets offset in part by a 32 basis point decrease in net interest margin from 2.04% for the six months ended March 31, 2002 to 1.72% for the six months ended March 31, 2003. Payments of $836,000 on the interest rate swap and cap agreements referred to previously compared to a charge of $13,000 in the period one-year ago, coupled with the prepayment of higher yielding interest earning assets, were the primary reasons for the decline in net interest margin.

Noninterest income for the three months ended March 31, 2003, increased 64 percent or $1.4 million from the three months ended March 31, 2002. The increase in the quarter was primarily attributable to a $1.2 million increase in gain on sale of loans by Greater Atlantic Mortgage Corporation coupled with an increase of $134,000 in service fees on loans and deposits.

For the six months ended March 31, 2003, noninterest income amounted to $8.0 million, an increase of $3.7 million or 85 percent when compared to the six months ended March 31, 2002. That increase is primarily attributable to an increase in gain on sale of loans of $3.4 million, as loan sales increased over the comparable period one year ago, coupled with an increase of $315,000 in service fees on loans and deposits offset by a $85,000 decrease in gain on sales of investment securities.

Noninterest expense increased $1.4 million or 37 percent to $5.2 million for the three months ended March 31, 2003 from the comparable period one year ago. The increase was primarily attributable to a $1.1 million increase in noninterest expense at the Bank's mortgage banking subsidiary for the three months ended March 31, 2003 from the comparable period one year ago as a result of increased loan origination and sales activity. While the Bank's increase of $293,000 in noninterest expense was distributed over various noninterest expense categories, the increase at the mortgage company level was primarily in compensation, other operating expense and professional services of $943,000, $54,000 and $43,000, respectively.

Noninterest expense for the six months ended March 31, 2003, amounted to $10.6 million, an increase of $3.1 million or 42% from the $7.5 million incurred in the six months ended March 31, 2002. The increase was primarily attributable to a $2.7 million increase in expense at the Bank's mortgage banking subsidiary as a result of increased lending activity. The increase in the Bank's noninterest expense of $429,000 was a result of the Bank's continued growth. While


4/30/03                Greater Atlantic Financial Corp.              Page 2 of 7
the Bank's increase in noninterest expense was distributed over various categories, the increase in noninterest expense at the Mortgage Corporation level was primarily in compensation, other operating expense and professional services of $2.3 million, $178,000 and $85,000, respectively.

Non-performing assets were $1.7 million at March 31, 2003, or .35 percent of total assets, compared to $307,000 or .07 percent of total assets at March 31, 2002. The increase in non-performing assets from the year ago period was due to the non-performing status of a previously disclosed commercial business loan with a current balance of $1.0 million. The Bank is in the process of liquidating that loan from the cash flow of the collateral securing the loan. The Bank decreased its provision for loan losses by $222,000 in the three-month period ended March 31, 2003 from the provision made for the three-month period ended March 31, 2002 was due primarily to a reduction in the required provision for that loan during the current quarter. The $284,000 increase in the provision in the six months ended March 31, 2003 over the comparable period one year ago was primarily due to the additional provision that was required for that loan in the quarter ended December 31, 2002.

At March 31, 2003, Greater Atlantic Financial Corp. had total assets of $490.6 million, an increase of $58.7 million or 14 percent from the $431.9 million recorded at the close of the comparable period one year ago. Loans receivable, net, at March 31, 2003, amounted to $255.7 million, an increase of 16 percent from the $220.0 million held at March 31, 2002. Deposits amounted to $287.2 million at March 31, 2003 an increase of $33.0 million from the $254.2 million held one year ago. Stockholders' equity at March 31, 2003 amounted to $20.9 million or $6.94 per share. Notwithstanding the net earnings of $916,000 or $.25 per share for the six months ended March 31, 2003, book value per share increased only $.17 per share as accumulated other comprehensive income declined by $415,000 or $.14 per share from September 30, 2002, the Company's fiscal year end. The reduction in accumulated other comprehensive income was due to a decline in the market value of the Bank's cash flow hedges, net of applicable federal and state taxes, for its interest rate swap and cap agreements of $13,000, and $199,000 in unrealized losses related to outstanding mortgage loan hedges, coupled with a $203,000 decrease in unrealized gain on investment securities available-for-sale.

Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. The Bank offers traditional banking services to customers through nine branches located in Washington, D.C., Rockville and Pasadena, Maryland, and Arlington, Front Royal, New Market, South Riding, Sterling and Winchester, Virginia.







4/30/03                Greater Atlantic Financial Corp.              Page 3 of 7

       PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE STATEMENTS ARE NOT HISTORICAL FACTS, BUT STATEMENTS BASED ON THE COMPANY'S CURRENT EXPECTATIONS REGARDING ITS BUSINESS STRATEGIES AND THEIR INTENDED RESULTS AND ITS FUTURE PERFORMANCE. FORWARD-LOOKING STATEMENTS ARE PRECEDED BY TERMS SUCH AS "EXPECTS," "BELIEVES," "ANTICIPATES," "INTENDS" AND SIMILAR EXPRESSIONS.

FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. NUMEROUS RISKS AND UNCERTAINTIES COULD CAUSE OR CONTRIBUTE TO THE COMPANY'S ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE, WITHOUT LIMITATION, GENERAL ECONOMIC CONDITIONS, INCLUDING CHANGES IN MARKET INTEREST RATES AND CHANGES IN MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; LEGISLATIVE AND REGULATORY CHANGES; THE COMPANY'S ABILITY TO REMEDY ANY COMPUTER MALFUNCTIONS THAT MAY RESULT FROM THE ADVENT OF THE YEAR 2000; AND OTHER FACTORS DISCLOSED PERIODICALLY IN THE COMPAny's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.










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



                                           GREATER ATLANTIC FINANCIAL CORP.
                                                SECOND QUARTER RESULTS
                                                    (NASDAQ:GAFC)
                                   (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                               At or for the                  At or for the
                                                            Three Months Ended              Six Months Ended
                                                                 March 31,                      March 31,
                                                    ------------------------------ ------------------------------
CONSOLIDATED STATEMENT OPERATIONS                            2003           2002            2003           2002
                                                    --------------- -------------- --------------- --------------

INTEREST INCOME
  Loans                                                    $ 3,511        $ 3,361         $ 7,400        $ 6,689
  Investments                                                1,642          1,643           3,546          3,693
                                                    --------------- -------------- --------------- --------------
TOTAL INTEREST INCOME                                        5,153          5,004          10,946         10,382

INTEREST EXPENSE
  Deposits                                                   1,683          2,059           3,583          4,488
  Borrowed money                                             1,516            949           3,141          1,969
                                                    --------------- -------------- --------------- --------------
TOTAL INTEREST EXPENSE                                       3,199          3,008           6,724          6,457
                                                    --------------- -------------- --------------- --------------

NET INTEREST INCOME                                          1,954          1,996           4,222          3,925
PROVISION FOR LOAN LOSSES                                       65            280             713            429
                                                    --------------- -------------- --------------- --------------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                                1,889          1,716           3,509          3,496


NONINTEREST INCOME
  Gain on sale of loans                                      3,150          1,893           7,260          3,814
  Fees and service charges                                     354            220             785            470
  Gain (loss) on sale of investment securities                 (16)            10             (16)            68
  Gain on sale of real estate owned                              -              -               -              -
  Other operating income                                        10             (1)             14              1
                                                    --------------- -------------- --------------- --------------
TOTAL NONINTEREST INCOME                                     3,498          2,122           8,043          4,353


NONINTEREST EXPENSE
  Compensation and employee benefits                         2,916          1,886           6,141          3,732
  Occupancy                                                    498            438             973            882
  Professional services                                        250            147             476            315
  Advertising                                                  198            179             381            387
  Deposit insurance premium                                     12             10              23             22
  Furniture, fixtures and equipment                            269            209             537            411
  Data processing                                              309            291             625            542
  Provision for loss on real estate owned                        -              -               -              -
  Other real estate owned expenses                               2              -               2              -
  Other operating                                              721            616           1,478          1,219
                                                    --------------- -------------- --------------- --------------
TOTAL NONINTEREST EXPENSE                                    5,175          3,776          10,636          7,510
                                                    --------------- -------------- --------------- --------------

Income (loss) before income tax provision                      212             62             916            339
Income tax provision                                             -              6               -             12
                                                    --------------- -------------- --------------- --------------

NET (LOSS) EARNINGS                                         $  212         $   56          $  916         $  327
                                                    =============== ============== =============== ==============

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



                                        GREATER ATLANTIC FINANCIAL CORP.
                                              SECOND QUARTER RESULTS
                                                   (NASDAQ:GAFC)
                                  (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                            At or for the                  At or for the
                                                         Three Months Ended              Six Months Ended
                                                              March 31,                      March 31,
                                                    ------------------------------ ------------------------------
                                                         2003           2002            2003           2002
                                                    --------------- -------------- --------------- --------------
PER SHARE DATA:
Net incoem (loss)
    Basic                                                $    0.07      $    0.02       $    0.30      $    0.11
    Diluted                                                   0.07           0.02            0.25           0.11
Book value                                               $    6.94      $    7.25       $    6.94      $    7.25
Weighted average shares outstanding
    Basic                                                3,012,434      3,009,378       3,012,434      3,008,396
    Diluted                                              4,415,821      3,035,186       4,412,120      3,028,654


AVERAGE FINANCIAL CONDITION DATA:
Total assets                                             $ 492,902      $ 405,556       $ 508,049      $ 399,866
Investment securities                                      160,714        139,887         161,417        138,262
Mortgage-backed securities                                  43,474         30,004          46,599         32,272
Total loans receivable, net                                272,555        219,977         283,680        214,205
Total deposits                                             276,058        236,255         277,738        232,470
Total stockholders' equity                                  20,812         21,660          20,651         21,451

SELECTED FINANCIAL RATIOS(1)
Return on average assets                                     0.17%          0.06%           0.36%          0.16%
Return on average equity                                     4.07%          1.03%           8.87%          3.05%
Yield on earning assets                                      4.32%          5.13%           4.45%          5.40%
Cost of funds                                                2.81%          3.26%           2.89%          3.57%
Net interest rate spread                                     1.51%          1.87%           1.56%          1.83%
Net interest rate margin                                     1.64%          2.05%           1.72%          2.04%











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



                         GREATER ATLANTIC FINANCIAL CORP
                             SECOND QUARTER RESULTS
                                  (NASDAQ:GAFC)
                (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                                             At or for the
                                                                                           Six Months Ended
                                                                                               March 31,
                                                                                     ------------------------------
                                                                                           2003           2002
                                                                                     --------------- --------------

FINANCIAL CONDITION DATA:
Total assets                                                                             $490,605       $431,941
Total loans receivable, net                                                               255,698        219,512
Mortgage-loans held for sale                                                               10,755          4,629
Investments                                                                               161,520        151,216
Mortgage-backed securities                                                                 39,396         34,426
Total deposits                                                                            287,197        254,223
FHLB advances                                                                              98,350         87,000
Other borrowings                                                                           71,032         57,847
Convertible preferred securities                                                            9,473          9,473
Total stockholders' equity                                                                 20,904         21,847

ASSET QUALITY DATA:
Non-performing assets to total assets                                                       0.35%          0.07%
Non-performing loans to total loans                                                         0.59%          0.14%
Net charge-offs to average total loans                                                      0.25%          0.01%
Allowance for loan losses to:
    Total loans                                                                             0.64%          0.56%
    Non-performing loans                                                                  108.30%        397.72%
Non-performing loans                                                                     $  1,567       $    307
Non-performing assets                                                                    $  1,695       $    307
Allowance for loan losses                                                                $  1,697       $  1,221

CAPITAL RATIOS OF THE BANK:
Leverage ratio                                                                              6.33%          6.67%
Tier 1 risk-based capital ratio                                                            12.95%         14.28%
Total risk-based capital ratio                                                             13.62%         14.89%



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